Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into on February 24, 2009, by and between Crocs, Inc. a Delaware corporation (the “Company”), and John Duerden (the “Executive”).

BACKGROUND

A.                                   The Company is in the business of designing, manufacturing, marketing, distributing, and selling unique and innovative footwear for men, women and children.

B.                                     The Company desires to employ Executive as the Company’s Chief Executive Officer and President, and Executive desires to be so employed by the Company, on the terms and conditions set forth in this Agreement.

C.                                     In Executive’s position, Executive will have access to confidential, proprietary and trade secret information of the Company.  It is desirable and in the best interests of the Company and its stockholders to protect confidential, proprietary and trade secret information of the Company, to prevent unfair competition by former executives of the Company following separation of their employment with the Company and to secure cooperation from former executives with respect to matters related to their employment with the Company.

AGREEMENT

In consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

1.                                       EMPLOYMENT; BOARD APPOINTMENT.

(a)                                  Employment.  Subject to the terms and conditions hereof, the Company shall employ Executive and Executive agrees to be so employed as CEO Designee from February 24, 2009 through March 16, 2009.  On March 16, 2009, the Board shall appoint, the Company shall employ, and Executive agrees to be so employed in the capacity of Chief Executive Officer and President of the Company commencing on the date of appointment.  Executive’s employment as Chief Executive Officer and President hereunder shall not be for any specific term and shall be subject to termination at will by either Executive or the Company for any reason upon written notice to the other party.

(b)                                 Board Appointment.  Upon Executive’s commencement of employment pursuant to Section 1(a), the Board of Directors of the Company (together with any authorized committee of the Board, the “Board”), shall appoint Executive as a director of the Company.

2.                                       DUTIES.  Beginning on March 16, 2009, and at all times thereafter during his employment, Executive shall serve as the Company’s Chief Executive Officer and President and as a member of the Board.  As the Company’s Chief Executive Officer and President,

Executive shall direct and manage the affairs of the Company with such duties, functions and responsibilities (including the right to hire and dismiss employees (subject to approval of the Board in the case of corporate officers)) as are customarily associated with and incident to the positions of Chief Executive Officer and President and as the Company may, from time to time, require of him, subject to the direction of the Company’s Board.  Executive shall be the only officer of the Company with the right to report directly to the Board; provided, however, that other officers of the Company may report directly to the Board: (i) if such officer is elected to the Board with the prior consent of Executive; (ii) such officer reports directly to the Board with the consent of the Executive; or (iii) such officer reports to the Board as may be required by law. These duties, functions and responsibilities include, but are not limited to, directing the Company’s day-to-day affairs, as well as defining the roles and responsibilities of the Company’s officers and employees.  The Executive shall serve the Company faithfully, conscientiously and to the best of the Executive’s ability and shall promote the interests and reputation of the Company.  Unless prevented by sickness or disability, the Executive shall devote his time, attention, knowledge, energy and skills, during normal working hours, and at such other times as the Executive’s duties may reasonably require, to the duties of the Executive’s employment; provided, however, that it shall not be a breach of this Agreement for the Executive to manage his own private financial investments; or with the consent of the Board (which consent shall not be unreasonably withheld) to be a member of the board of directors of other companies that do not compete with the Company, so long as, in either case, such activities do not require the Executive to spend a material amount of time away from his performance of his duties hereunder, or otherwise violate this Agreement or the Company’s other policies.  A list of boards of directors upon which Executive currently is a member is attached hereto as Exhibit A, and, upon appointment of Executive as Chief Executive Officer and President, the Board also will consent to Executive’s service on those boards of directors.  The principal place of employment of the Executive shall be the principal executive offices of the Company.  The Executive acknowledges that in the course of his employment he may be required, from time to time, to travel on behalf of the Company. Executive will follow and comply with the policies and procedures of the Company, including without limitation, policies relating to business ethics, code of conduct, conflict of interest, non-discrimination, confidentiality and protection of trade secrets, and insider trading. Executive hereby represents and confirms that neither (i) Executive’s entering into this Agreement nor (ii) Executive’s performance of Executive’s duties and obligations hereunder will violate or conflict with any other agreement (oral or written) to which Executive is a party or by which Executive is bound.  Without commenting on whether a breach of any other section of this Agreement is material, the parties agree that a breach of this Section 2 shall be a material breach of this Agreement.

3.                                       COMPENSATION.  During Executive’s employment under this Agreement, Executive will be provided with the below compensation and benefits.

(a)                                  Base Salary.  The Company will pay to Executive for services provided hereunder an annualized base salary (“Base Salary”) at an initial rate of $850,000.00, which Base Salary will be paid on a bi-weekly basis in accordance with the Company’s normal payroll policies and procedures.  The Board will review Executive’s performance on an annual basis and determine any adjustments to Executive’s Base Salary in its sole discretion but in no event may the Board reduce Executive’s Base Salary by greater than 10% (i.e. during Executive’s employment with the Company, his base salary shall never be less than $765,000).

(b)                                 Incentive Compensation. Executive will be eligible to participate in the Company’s 2008 Cash Incentive Plan bonus plan (the “Bonus Plan”), in accordance with its terms, as may be amended and in effect from time to time.  Executive’s annual target incentive compensation under the Bonus Plan shall be 100% of Executive’s Base Salary with a possible payout of up to a maximum of 200% of Executive’s Base Salary pursuant to the current terms and conditions of the Bonus Plan. Executive shall have a guaranteed bonus under the Bonus Plan equal to no less than 50% of Executive’s Base Salary for the remainder of 2009 (pro rated based on the proportion of the year Executive was employed by the Company).  However, Executive shall be eligible to receive the full possible payout of 200%, without proration, in the calendar year 2009.  All payments under the Bonus Plan (and any successor thereto) shall be made to the Executive within 2 ½ months after the end of the calendar year in which such payments were earned.

(c)                                  Stock Options.  Effective upon commencement of Executive’s employment with the Company and upon approval by the Board, the Company will grant to Executive an option to purchase 400,000 shares of common stock of the Company at the fair market value as of the date of the grant, subject to the Company’s 2007 Equity Incentive Plan and a written stock option agreement to be entered into by and between Executive and the Company.

(d)                                 Restricted Stock.  Effective upon commencement of Executive’s employment with the Company and upon approval by the Board, the Company will grant to Executive 400,000 shares of restricted stock pursuant to the Company’s 2007 Equity Incentive Plan and a written restricted stock award agreement to be entered into by and between Executive and the Company.

(e)                                  Signing Bonus.  Executive will receive a $350,000 signing bonus payable within 5 business days of his commencing employment with the Company.

(f)                                    Deferred Compensation.  Executive will be eligible to participate in the Company’s 2007 Senior Executive Deferred Compensation Plan in accordance with its terms, as may be amended and in effect from time to time.

(g)                                 Employee Benefits.  Executive will be entitled to participate in all employee benefit plans and programs generally available to and on terms no less favorable than executive employees of the Company, to the extent that Executive meets the eligibility requirements for each individual plan or program.  Executive’s participation in any plan or program will be subject to the provisions, rules, and regulations of, or applicable to, the plan or program.  The Company provides no assurance as to the adoption or continuation of any particular employee benefit plan or program.

(h)                                 Business Expenses.  The Company will reimburse Executive for all reasonable and necessary out-of-pocket business, travel, and entertainment expenses incurred by

Executive in the performance of Executive’s duties and responsibilities to the Company during Executive’s employment under this Agreement.  Such reimbursement shall be subject to the Company’s normal policies and procedures for expense verification, documentation, and reimbursement; provided, however, that Executive shall submit verification of expenses within 45 days after the date the expense was incurred, and the Company shall reimburse Executive for such expenses eligible for reimbursement within 30 days thereafter.  The right to reimbursement hereunder is not subject to liquidation or exchange for any other benefit, and the amount of expenses eligible for reimbursement in a calendar year shall not affect the expenses eligible for reimbursement in any other calendar year.

(i)                                     Vacation Time.  Executive shall be entitled to 25 days of paid vacation per year.

(j)                                     Relocation Benefits.  The Company will provide Executive with a relocation package with respect to reasonable costs associated with relocating from the London, England metropolitan area to the Boulder, Colorado metropolitan area.  If Executive does not commence employment or he terminates his employment with the Company within one year of his start date as an employee of the Company, Executive shall reimburse the Company for a pro-rata share of all relocation expenditures made by the Company pursuant to this Section 3(j).  As an example: If Executive completes six months of service prior to terminating his employment with the Company, he shall reimburse the Company for 50% of all relocation expenditures (6 months = 50% pro-rata share).  Such package shall include:

(i)                                     Payment to an agreed upon vendor for reasonable costs of packing, moving and unpacking the household goods, automobiles and personal effects of Executive and Executive’s immediate family from the London, England metropolitan area to the Boulder, Colorado metropolitan area.

(ii)                                  Payment of rental costs for reasonably acceptable temporary housing in the Boulder, Colorado metropolitan area for Executive and Executive’s immediate family for up to 12 months while Executive searches for a permanent residence in the Boulder, Colorado metropolitan area.

(iii)                               Executive shall submit invoices, receipts or other appropriate documentation of each expense under this Section 3(j) within 30 days after such expense is incurred, and the Company will pay such reimbursements to Executive, or directly to a vendor, within 30 days thereafter.

4.                                       CONFIDENTIAL INFORMATION.  Except as authorized in writing by the Board or as necessary in carrying out Executive’s responsibilities for the Company, Executive will not at any time divulge, furnish, or make accessible to anyone or use in any way, any confidential, proprietary, or secret knowledge or information of the Company that Executive has acquired or will acquire about the Company, whether developed by himself or by others, concerning (a) any trade secrets, (b) any confidential, proprietary, or secret designs, inventions, discoveries, programs, processes, formulae, plans, devices, or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, (c) any confidential, proprietary, or secret customer or supplier lists, (d) any confidential, proprietary, or secret development or research work, (e) any strategic or other confidential business, marketing, or sales plans, systems or techniques, (f) any confidential, proprietary, or secret financial data or plans, or (g) any other confidential or proprietary information or secret aspects of the business of the Company.  Executive acknowledges that the above-described knowledge and information constitute a unique and valuable asset of the Company and represent a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company.  Executive will refrain from intentionally committing any acts that would materially reduce, and shall take reasonable steps to protect, the value of such knowledge or information to the Company.  The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach by Executive of this Agreement, (ii) is independently made available to Executive in good faith by a third party who has not violated a confidential relationship with the Company, or (iii) is required to be disclosed by law or legal process.  Executive understands and agrees that Executive’s obligations under this Agreement to maintain the confidentiality of the Company’s confidential information are in addition to any obligations of Executive under applicable statutory or common law.

5.                                       VENTURES.  If, during Executive’s employment with the Company, Executive participates in the planning or implementing of any project, program, or venture involving the Company, all rights in such project, program, or venture belong to the Company.  Except as approved in writing by the Board, Executive will not be entitled to any interest in any such project, program, or venture or to any commission, finder’s fee, or other compensation in connection therewith.  Executive will have no interest, direct or indirect, in any customer or supplier that conducts business with the Company, provided, however, that prior to commencing employment with the Company, Executive has disclosed in writing to the Company, his interest in certain entities that, at some time, may be interested in conducting business with the Company.  Executive is under no obligation to divest himself of such interest.  Executive agrees that, if any such entities desire to conduct business with the Company, Executive shall exclude himself from any such dealings, shall not participate in any decision regarding whether to engage in such a relationship, and shall not engage in conversation with the decision makers at the Company regarding the advisability of such a relationship.

6.                                       INTELLECTUAL PROPERTY.

(a)                                  Disclosure and Assignment.  Executive hereby transfers and assigns to the Company (or its designee) all right, title, and interest of Executive in and to every idea, concept, invention, and improvement (whether patented, patentable or not) conceived or reduced to practice by Executive whether solely or in collaboration with others while Executive is employed by the Company, and all copyrighted or copyrightable matter created by Executive whether solely or in collaboration with others while Executive is employed by the Company, in each case, that relates to the Company’s business (collectively, “Creations”).  Executive shall communicate promptly and disclose to the Company, in such form as the Company may request, all information, details, and data pertaining to each Creation.  Every copyrightable Creation, regardless of whether copyright protection is sought or preserved by the Company, shall be a

“work made for hire” as defined in 17 U.S.C. § 101, and the Company shall own all rights in and to such matter throughout the world, without the payment of any royalty or other consideration to Executive or anyone claiming through Executive.

(b)                                 Trademarks.  All right, title, and interest in and to any and all trademarks, trade names, service marks, and logos adopted, used, or considered for use by the Company during Executive’s employment (whether or not developed by Executive) to identify the Company’s business or other goods or services (collectively, the “Marks”), together with the goodwill appurtenant thereto, and all other materials, ideas, or other property conceived, created, developed, adopted, or improved by Executive solely or jointly during Executive’s employment by the Company and relating to its business shall be owned exclusively by the Company.  Executive shall not have, and will not claim to have, any right, title, or interest of any kind in or to the Marks or such other property.

7.                                       NONCOMPETITION AND NONSOLICITATION COVENANTS.

(a)                                  Agreement Not to Compete.  During Executive’s employment with the Company and for a period of 8 consecutive months from and after the termination of Executive’s employment, whether such termination is with or without Cause, or is at the instance of Executive or the Company, Executive will not, directly or indirectly, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, investor, stockholder, employee, member of any association, consultant or otherwise engage or participate in any Competitive Business.  “Competitive Business” means any person, entity or business operation (other than the Company) that designs, manufactures, markets, distributes, or sells footwear or other products that are the same or similar to the footwear or other products designed, manufactured, marketed, distributed or sold by the Company in any geographic location in which the Company is then doing business, or is then actively preparing to do business, or that engages in any other business that is competitive with the then-current businesses of the Company or with any business or market the Company is actively preparing to enter as of the date of termination of Executive’s employment.  Ownership (as either a proprietor, principal, investor, or stockholder in this Section 7(a)) by Executive, as a passive investment, of less than 5% of the outstanding shares of capital stock of any corporation shall not constitute a breach of this Section 7(a).

(b)                                 Agreement Not to Hire.  During Executive’s employment with the Company and for a period of 12 consecutive months from and after the termination of Executive’s employment, whether such termination is with or without Cause, or is at the instance of Executive or the Company, Executive will not, directly or indirectly, in any manner or capacity, including without limitation as a proprietor,  principal, agent, partner, officer, director, investor, stockholder, employee, member of any association, consultant, or otherwise, hire, engage, or solicit any person who is then an employee of the Company or who was an employee of the Company at any time during the 60 day period immediately preceding Executive’s Termination Date.

(c)                                  Agreement Not to Solicit.  During Executive’s employment with the Company and for a period of 12 consecutive months from and after the termination of

Executive’s employment, whether such termination is with or without Cause, or is at the instance of Executive or the Company, Executive will not, directly or indirectly, in any manner or capacity including without limitation as a principal, agent, partner, officer, director, employee, or consultant, solicit, request, advise, or induce any current or potential customer (potential customer in this Section 7(c) is defined as any potential customer with whom the Company has been actively engaging in discussions during the 30 day period immediately preceding Executive’s termination of employment), supplier, vendor or other business contact of the Company to cancel, curtail, or otherwise change its relationship adversely to the Company, or interfere in any manner with the relationship between the Company and any of its customers, suppliers, vendors or other business contacts.  This paragraph applies only to customers, suppliers, vendors and other business contacts of the Company that had active relationships with the Company as of the date of Executive’s termination of employment with the Company.

(d)                                 Modification.  If the duration of, the scope of, or any business activity covered by, any provision of this Section 7 exceeds that which is valid and enforceable under applicable law, such provision will be construed to cover only that duration, scope, or activity that is determined to be valid and enforceable.  Executive hereby acknowledges that this Section 7 will be construed so that its provisions are valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

(e)                                  No Adequate Remedy at Law.  Executive hereby acknowledges that the provisions of this Section 7 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this Section 7 by Executive will cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefor.  Accordingly, in the event of any actual or threatened breach of any such provisions, the Company will, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.

8.                                       TERMINATION OF EMPLOYMENT.

(a)                                  Executive’s employment with the Company under this Agreement will terminate upon the occurrence of any one of the following events:

(i)                                     The Executive’s receipt of the Company’s written notice to Executive of the termination of Executive’s employment, effective as of the date stated in such notice;

(ii)                                  The Company’s receipt of Executive’s written resignation from the Company, effective not earlier than 30 days after delivery of such written notice of resignation, provided that the Board may waive such notice or relieve Executive of Executive’s duties during such notice period;

(iii)                               Executive’s Disability; or

(iv)                              Executive’s death.

(b)                                 The date upon which Executive’s termination of employment with the Company is effective is the “Termination Date.”  For purposes of Sections 9 and 10 of this Agreement only, the Termination Date shall mean the date on which a “separation from service” has occurred for purposes of Section 409A of the Code and the regulations and guidance thereunder.

9.                                       PAYMENT UPON INVOLUNTARY TERMINATION WITHOUT CAUSE.  If Executive’s employment with the Company is terminated involuntarily at the initiative of the Company without Cause (as defined in Section 13 below), then, in addition to such Base Salary and any other compensation that has been earned but not paid to Executive as of the Termination Date, the Company shall, subject to the conditions in Section 11, provide Executive the following severance pay and benefits:

(a)                                  pay to Executive a lump sum amount equal to one year of Executive’s Base Salary in effect as of the Termination Date;

(b)                                 pay to Executive a lump sum amount equal to any annual incentive (bonus) compensation earned by Executive during the year in which the Termination Date occurs (based on actual achievement of performance objectives during such year), on a prorated basis for the proportion of the year that Executive was employed with the Company;

(c)                                  pay to Executive a lump sum amount of Executive’s annual incentive (bonus) compensation equal to 100% of Executive’s Base Salary at the time of Executive’s Termination Date;

(d)                                 immediate vesting of any unvested stock options or unvested restricted stock then held by Executive that would have vested had Executive remained employed for 12 months after the Termination Date; and

(e)                                  if Executive (and/or Executive’s covered dependents) is eligible for and properly elects to continue group health insurance coverage, as in place immediately prior to the Termination Date, and if Executive continues to pay the employee portion of such health coverage, the Company will pay the employer portion of premiums for such coverage until the earlier of (i) twelve months after the Termination Date, or (ii) the effective date of any subsequent similar coverage that Executive obtains by becoming employed by another company with similar coverage as the Company.

Any such amounts that become due and owing pursuant to Sections 9(a) or (c) shall be paid to Executive in full as soon as administratively practicable following the Termination Date and Executive’s satisfaction of the conditions in Section 11, but in no case later than 2 1/2 months after the Termination Date. Any such amounts that become due and owing pursuant to Section 9(b) shall be paid to Executive in full no later then when such annual bonuses are paid to other senior executive officers of the Company, provided Executive is in satisfaction of the conditions in Section 11.  For purposes of this Section 9, Base Salary shall be determined prior to any reduction that would entitle the Executive to terminate his employment with the Company for Good Reason.

10.                                 PAYMENT UPON RESIGNATION BY EXECUTIVE FOR GOOD REASON.  Upon resignation by Executive for Good Reason (as defined in Section 13 below), then, in addition to such Base Salary and any other compensation that has been earned but not paid to Executive as of the Termination Date, Executive shall be entitled to severance pay and benefits as provided in Section 9(a)-(e) for a termination by the Company without Cause, provided, however, that, if Executive resigns for Good Reason and the Termination Date is within six months of any Change of Control (as defined in Section 13 below), he shall receive all severance pay and benefits described in Section 9(a)-(c) and 9(e), and the unvested stock options or unvested restricted stock then held by Executive that would have vested had Executive remained employed for 24 months after the Termination Date shall immediately vest.  Any such amounts that become due and owing pursuant to this Section 10 shall be paid to Executive in accordance with the provisions of Section 9.

11.                                 CONDITIONS. Notwithstanding anything above to the contrary, the Company will not be obligated to make any payments to Executive under Sections 9 or 10 unless the following two conditions are met:

(a)  The Company and Executive hereby agree and covenant that, within 30 business days of the date of Executive’s Termination Date, they will enter into a mutually agreeable form of release, in which Executive releases any claims he may have against the Company relating to his employment with the Company, provided that Executive shall not be required to release any claims he may have against the company relating to his rights to indemnification, insurance coverage (including without limitation directors’ and officers’ liability insurance coverage), and the ability to enforce the terms of this Agreement; and all applicable rescission periods provided by law for releases of claims shall have expired and Executive shall have signed and not rescinded the release of claims.

(b)                                 Executive is in compliance with the terms of this Agreement as of the dates of such payments.

12.                                 OTHER TERMINATION.

(a)                                 If Executive’s employment with the Company is terminated:

(i)                                       by reason of Executive’s abandonment of Executive’s employment or resignation for any reason other than Good Reason;

(ii)                                    by reason of termination of Executive’s employment by the Company for Cause; or

(iii)                                 upon Executive’s death or Disability,

then the Company will pay to Executive, or Executive’s beneficiary or Executive’s estate, as the case may be,  such Base Salary and any other compensation that has been earned but not paid to Executive as of the Termination Date (including but not limited to all compensation for prior performance years that has not yet been paid, such as Executive’s annual incentive compensation, notwithstanding any contrary language in any plans or policies), payable pursuant to the Company’s normal payroll practices and procedures and as provided under any applicable plans or programs.

(b)                                If Executive’s employment is terminated by virtue of this Agreement being rejected in a bankruptcy proceeding, then Executive shall be entitled to rejection damages in the amount of the severance pay and benefits as provided in Section 9(a)-(e) for a termination by the Company without Cause.

13.                                 DEFINITIONS.

(a)                                  Cause.  “Cause” hereunder means:

(i)                                     Executive’s conviction, or guilty or no contest plea, to any felony;

(ii)                                  any act of fraud by Executive related to or connected with Executive’s employment by the Company which causes material harm to the Company or its reputation;

(iii)                               Executive’s material breach of his fiduciary duty to the Company which causes material harm to the Company;

(iv)                              Executive’s gross negligence or gross misconduct in the performance of duties reasonably assigned to Executive which causes material harm to the Company;

(v)                                 any willful and material violation by Executive of the Company’s codes of conduct or other rules or policies of the Company, which causes material harm to the Company;

(vi)                              any entry of any court order or other ruling that prevents Executive from performing his material duties and responsibilities hereunder; or

(v)                                 any willful and material breach of this Agreement by Executive which causes material harm to the Company.

(b)                                 Disability.  “Disability” hereunder means either (i) any severe medically determinable physical impairment that renders Executive unable to function, such as Executive being in a coma, from which a physician with relevant and appropriate expertise has given his medical opinion that Executive will not recover within six months; or (ii) Executive’s inability because of mental or physical illness or incapacity, whether total or partial, to perform his duties under this Agreement for a continuous period of 120 days, or for shorter periods aggregating 120 days out of any 180 day period.

(c)                                  Good Reason.  “Good Reason” hereunder means any of the following conditions arising during Executive’s term of employment without the consent of Executive:

(i)                                     a material diminution in Executive’s responsibilities, authority, or duties;

(ii)                                  a material reduction in Executive’s Base Salary (unless such reduction is part of an across the board uniformly applied reduction affecting all senior executives of the Company and does not exceed the average percentage reduction for all such senior executive officers);

(iii)                               a reduction in Executive’s incentive or equity compensation such that it is materially less favorable than those provided generally to other senior executive officers;

(iv)                              relocation of the Company, or of Executive’s office, 50 miles or more from 6328 Monarch Park Place, Niwot, Colorado;

(v)                                 assignment of duties or responsibilities materially inconsistent with those described in Section 2 hereof without the consent of the Executive;

(vi)                              the Board’s failure to appoint Executive as Chief Executive Officer on March 16, 2009;

(vii)                           the adoption of any resolution or other Board action that appoints another officer or Board member to oversee, assume, or share responsibilities of running the Company on a day-to-day basis, which responsibilities previously were in the province of Executive;

(viii)                        the cessation of the Executive’s membership on the Company’s or its successor’s Board and/or his removal from the position of Chief Executive Officer of the Company or its successor;

(ix)                                any change in Executive’s reporting responsibility being solely to the Board; or

(x)                                   any other action or inaction that constitutes a material breach by the Company of this Agreement.

provided, however, that “Good Reason” will not exist unless Executive has first provided written notice to the Company of the occurrence of one or more of the conditions under clauses (i)

through (x) above within 90 days of the condition’s occurrence and such condition(s) is (are) not fully remedied by the Company within 30 days after the Company’s receipt of written notice from Executive.

(d)                                   Change of Control.  “Change of Control” hereunder means any one of the following events:

(i) the disposition, whether by sale, merger, consolidation, etc. of all or substantially all of the company’s assets, unless, in advance of such disposition, the Executive waives this provision in writing; or

(ii) any person, entity  or group (as the term “group” is defined in the rules and regulations relating to Section 13D of the Securities Exchange Act of 1934) acquires 50% or more of the voting common stock of the Company.

14.                                 OTHER POST-TERMINATION OBLIGATIONS.

(a)                                  In the event of termination of Executive’s employment, the sole obligation of the Company under this Agreement will be its obligation to make the payments called for by Sections 9, 10 or 12 hereof, as the case may be, and the Company will have no other obligation to Executive or to Executive’s beneficiary or Executive’s estate, except as otherwise provided by law or by the terms of any employee benefit plans or programs, or of any incentive compensation or stock ownership plans, then maintained by the Company in which Executive participates.

(b)                                 Immediately upon termination of Executive’s employment with the Company for any reason, Executive will resign all positions then held as a director or officer of the Company and of any subsidiary, parent or affiliated entity of the Company.

(c)                                  Upon termination of Executive’s employment with the Company, Executive shall promptly deliver to the Company any and all Company records and any and all Company property in Executive’s possession or under Executive’s control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, flash drives or other digital storage media, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, handheld personal computers or other digital devices, telephones and other electronic equipment belonging to the Company.

(d)                                 Following termination of Executive’s employment with the Company for any reason, Executive will, upon reasonable request of the Company or its designee, cooperate with the Company in connection with the transition of Executive’s duties and responsibilities for the Company; consult with the Company regarding business matters that Executive was directly and substantially involved with while employed by the Company; and be reasonably available, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities in connection with any litigation or investigation, with respect to matters that Executive then has or may have knowledge of by virtue of Executive’s employment by or service to the Company or any related entity.  The Company shall compensate Executive at a rate of $800 per hour for such work, and shall reimburse Executive’s reasonable legal fees incurred in connection therewith. Such reimbursement shall be subject to the Company’s normal policies and procedures for expense verification, documentation, and reimbursement.

(e)                                  Executive will not malign, defame or disparage the reputation, character, image, products or services of the Company, or the reputation or character of the Company’s directors, officers, employees or agents, provided that nothing in this Section 14(e) shall be construed to limit or restrict Executive from taking any action that Executive in good faith reasonably believes is necessary to fulfill Executive’s fiduciary obligations to the Company, or from providing truthful information in connection with any legal proceeding, government investigation or other legal matter.

15.                                 LIABILITY INSURANCE AND INDEMNIFICATION.  The Company shall maintain directors’ and officers’ liability insurance for Executive while Executive is employed under this Agreement and thereafter at a level equivalent to or exceeding the level currently provided for other current and former officers of the Company.  The Company further agrees to indemnify and hold harmless Executive to the fullest extent permitted under the Company’s charter and bylaws and Delaware law, including without limitation, advancing Executive’s legal fees incurred in connection with any legal proceeding.

16.                                 MISCELLANEOUS.

(a)                                  Tax Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as the Company shall determine are required to be withheld pursuant to any applicable law or regulation.

(b)                                 Section 409A.  This Agreement is intended to satisfy, or be exempt from, the requirements of Section 409A(a)(2), (3) and (4) of the Code, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly. The Company makes no warranty to Executive with respect to tax treatment of any compensation to be paid to him in connection with his employment, and Executive shall be solely responsible for the payment of all taxes due and owing with respect to wages, benefits, and other compensation provided to him.

(c)                                  Governing Law.  All matters relating to the interpretation, construction, application, validity, and enforcement of this Agreement will be governed by the laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule, whether of the State of Colorado or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Colorado.

(d)                                 Jurisdiction and Venue.  Except for disputes to be resolved by arbitration as provided in Section 16(e), Executive and the Company consent to jurisdiction of the courts of the State of Colorado and/or the United States District Court, District of Colorado for the purpose of resolving all issues of law, equity, or fact arising out of or in connection with this Agreement.  Except for disputes to be resolved by arbitration as provided in Section 16(e), any action involving claims of a breach of this Agreement must be brought in such courts.  Each party consents to personal jurisdiction over such party in the state and/or federal courts of Colorado and hereby waives any defense of lack of personal jurisdiction.  Venue, for the purpose of all such suits, will be in Denver County, State of Colorado.

(e)                                  Waiver of Jury Trial; Arbitration.  To the extent permitted by law, Executive and the Company waive any and all rights to a jury trial with respect to any dispute arising out of or relating to this Agreement.  Except for disputes arising under Sections 4, 5, 6, 7 or 14 hereof, all disputes involving the interpretation, construction, application or alleged breach of this Agreement and all disputes relating to the termination of Executive’s employment with the Company shall be submitted to final and binding arbitration in Denver, Colorado.  The arbitrator shall be selected and the arbitration shall be conducted pursuant to the then most recent Employment Dispute Resolution Rules of the American Arbitration Association, and the arbitration shall be administered by the American Arbitration Association, unless the parties thereto agree otherwise.  The decision of the arbitrator shall be final and binding, and any court of competent jurisdiction may enter judgment upon the award.  All fees and expenses of the arbitrator shall be paid by the Company.  The arbitrator shall have jurisdiction and authority to interpret and apply the provisions of this Agreement and relevant federal, state and local laws, rules and regulations insofar as necessary to the determination of the dispute and to remedy any breaches of the Agreement and/or violations of applicable laws, but shall not have jurisdiction or authority to alter in any way the provisions of this Agreement.  The arbitrator shall have the authority to award attorneys’ fees and costs to the prevailing party but shall not have the authority to award the fees and expenses of the arbitrator to the prevailing party.  In the event of an arbitration, Executive shall be entitled to obtain documents from the Company and its officers and directors reasonably in advance of the arbitration hearing so as to be able to prepare his case.  The parties hereby agree that this arbitration provision shall be in lieu of any requirement that either party exhausts such party’s administrative remedies under federal, state or local law.

(f)                                    Entire Agreement.  This Agreement contains the entire agreement of the parties relating to Executive’s employment with the Company and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations, or warranties relating to the subject matter of this Agreement that are not set forth in this Agreement.

(g)                                 No Violation of Other Agreements.  Executive hereby represents and agrees that neither (i) Executive’s entering into this Agreement nor (ii) Executive’s carrying out the provisions of this Agreement, will violate any other agreement (oral, written, or other) to which Executive is a party or by which Executive is bound.

(h)                                 Assignment.  This Agreement shall not be assignable, in whole or in party, by either party without the written consent of the other party, except that the Company may, without the consent of Executive, assign or delegate all or any portion of its rights and obligations under this Agreement to any corporation or other business entity (i) with which the Company may merge or consolidate, (ii) to which the Company may sell or transfer all or substantially all of its assets or capital stock, or (iii) of which 50% or more of the capital stock or the voting control is owned, directly or indirectly, by the Company or which is under common ownership or control with the Company.  Any such current or future successor, parent, affiliate or other joint venture partner to which any right or obligation has been assigned or delegated shall be deemed to be the “Company” for purposes of such rights or obligations of this Agreement.

(i)                                     Amendments.  No amendment or modification of this Agreement will be effective unless made in writing and signed by the parties hereto.

(j)                                     Counterparts.  This Agreement may be executed by facsimile signature and in any number of counterparts, and such counterparts executed and delivered, each as an original, will constitute but one and the same instrument.

(k)                                  Severability.  Subject to Section 7(d) hereof, to the extent that any portion of any provision of this Agreement is held invalid or unenforceable, it will be considered deleted herefrom and the remainder of such provision and of this Agreement will be unaffected and will continue in full force and effect.

(l)                                     Survival.  The provisions of this Agreement that by their terms or implication extend beyond the Termination Date, including without limitation Sections 4, 6, 7, 14, 15, and 16 of this Agreement, shall survive the termination of Executive’s employment with the Company for any reason.

(m)                               Captions and Headings.  The captions and paragraph headings used in this Agreement are for convenience of reference only and will not affect the construction or interpretation of this Agreement or any of the provisions hereof.

(n)                                 Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when (i) delivered personally; (ii) sent by facsimile or other similar electronic device with confirmation; (iii) delivered by reliable overnight courier; or (iv) three business days after being sent by registered or certified mail, postage prepaid, and in the case of (iii) and (iv) addressed as follows:

If to the Company:	Crocs, Inc.
6328 Monarch Park Place
Niwot, CO 80503
Attention: General Counsel

If to Executive:
[latest address on file with the Company]

Executive and the Company have executed this Agreement effective as of the date set forth in the first paragraph.

COMPANY:

CROCS, INC.

By:	/s/ Richard Sharp

Its: Chairman

/s/ John Duerden
John Duerden